Exhibit 10.24

                              Avid Technology, Inc.
                      1998 Executive and Senior Management
                     Variable Compensation Plan Description


PARTICIPATION

Senior Consulting Engineers, Directors, Vice Presidents, and Executive Officers in salary grades determined by the Board of Directors participate in this Plan.

GOALS AND MEASUREMENT

ROIC is the Plan goal and is calculated as shown below:

                             OPERATING INCOME
        ROIC =  ------------------------------------------------
                Total Non-Cash Assets MINUS Interest-Bearing Debt

OPERATING INCOME (the numerator) is defined as profit from operations. Operating Income offers the advantage over Net Income (which was used as the numerator in the 1997 ROIC calculation) of factoring out the effects of tax rate, income earned on cash balances not currently used in the Company's operations, and interest expense on any interest-bearing debt. It therefore focuses on those operational areas influenced by the vast majority of participants in this Plan.

INVESTED CAPITAL (the denominator) is defined as total assets less cash and debt. It therefore encompasses all the places where the Company truly employs funds in its operations. In the 1997 Plan, Invested Capital was defined somewhat differently as Stockholders' Equity less cash. This revised 1998 definition again focuses on operating performance.

In 1998, executive variable compensation will be based on a relative comparison of Avid's actual 1998 ROIC performance with the ROIC performance of its chosen peer group, the S&P High Tech Composite, for the four-quarter period ended on or nearest to September 30, 1997. The benchmark in 1998 is the peer group rather than Avid's annual budget.

The Plan will begin paying out if Avid's ROIC equals a percentile of peer group performance set by the Board. 100% award payout will occur at a percentile of peer group performance set by the Board rather than at attainment of Avid's annual budget as in prior years.

In order to pay out more than 100% of target, 1998 operating income must be higher than that of 1997 by a factor determined by the Board of Directors.

TARGET AWARDS

The target variable compensation award is the award a Plan participant will receive if Avid achieves the median ROIC performance of its peer group. The target award can be expressed as either a dollar amount or as a percentage of base salary.

PRORATED AWARDS

Individual awards will be prorated under the following circumstances:

      1) Any salary changes throughout the year will be prorated.

      2) If a participant is hired after January 1, the variable compensation award will be prorated for that portion of the fiscal year worked for Avid. For example, if the participant is hired July 1, 1998, s/he will receive 50% of the calculated variable compensation award.

      3) If a participant is promoted after January 1 to a position with a higher variable compensation award, the 1998 award will be prorated for that portion of the fiscal year each award level was in effect.

      4) If a participant becomes disabled and qualifies for benefits under Avid's long-term disability plan, the variable compensation award will be prorated for that portion of the fiscal year s/he was paid though the Avid payroll as an employee.

      5) If a participant is laid off by Avid, the variable compensation award will be prorated through the effective employment termination date. In this case, the payout may not exceed 100% of the prorated target award.

      6)  If  a  participant  dies  while  in  Avid  employment,   the  variable
      compensation award will be prorated as of the date of death and paid to the surviving spouse, or if none, to the estate.

PLAN PAYOUT

The Plan payout will be determined after audited financial results for 1998 are determined and released, near the end of January 1999. Plan payout is expected to occur in February. Employees must be employed by Avid at the time of actual Plan payout to receive their incentive compensation award, unless eligible for a prorated award as described above.

CHANGES TO THE PLAN

The Company reserves the right at its sole discretion to modify, amend, revoke, or suspend the Plan at any time

This is a Plan summary and is not intended to be and shall not be interpreted as an employment contract.